EXHIBIT 5.2
OPINION OF BRADLEY & RILEY PC AS TO CERTAIN OF THE MATERIAL U.S. FEDERAL INCOME
TAX CONSEQUENCES OF THE REORGANIZATION
Bradley & Riley PC
Attorneys and Counselors
CEDAR RAPIDS — IOWA CITY
2007 FIRST AVENUE SE
CEDAR RAPIDS, 52402-6344
MAILING ADDRESS:
PO BOX 2804
Cedar Rapids, IA 52406-2804
TELEPHONE: 319-363-0101
FAX: 319-363-9824
November 4, 2011
United Fire & Casualty Company
118 Second Avenue SE
Cedar Rapids, IA 52407-3909
Ladies and Gentlemen:
          We have acted as counsel to United Fire & Casualty Company (“UFC”), an Iowa corporation, in connection with its proposed reorganization (the “Reorganization”) consisting of the merger (the “Merger”) of UFC, MergeCo, Inc. (“MergeCo”), an Iowa corporation, and a direct, wholly-owned subsidiary of United Fire Group, Inc. (“Group”), an Iowa corporation, with and into UFC pursuant to the Agreement and Plan of Reorganization dated as of May 25, 2011 (the “Reorganization Agreement”) by and among UFC, MergeCo, and Group, pursuant to which all of the outstanding stock of UFC will be converted into stock of Group and UFC will become a wholly-owned subsidiary of Group. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Reorganization Agreement.
          In providing our opinion, we have examined the Proxy/Prospectus that is included in the Registration Statement on Form S-4 (File No. 333-174491) (the “Registration Statement”), as filed by Group on May 25, 2011 with the Securities and Exchange Commission, the Reorganization Agreement, the certificates provided by Group on behalf of itself, UFC and MergeCo to the undersigned (the “Certificates”), and such other documents and matters of law and fact as we have considered necessary or appropriate in our judgment. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by, and in accordance with, the terms of the Reorganization Agreement; (ii) the conversion of each share of UFC Common Stock into one share of Group common stock (the “Conversion”) will be completed in the manner contemplated by the Registration Statement; (iii) the facts and information contained in the Reorganization Agreement and the Registration Statement are true, correct and complete; (iv) the representations made by UFC, Group and MergeCo in the Certificates are true and correct as of the date hereof and will continue to be true through and including the effective time of the Merger and the effective time of the Conversion; (v) any representations made in the Certificates that are qualified by knowledge or qualifications of like import are and will continue to be accurate without regard to such qualifications; (vi) we have your express consent to rely on each of the statements in the Certificates; and (vii) original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the effective time of the Merger and the effective time of the Conversion) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof.
          The opinion expressed herein is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder (including proposed and temporary regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations and legislative history, as of the date hereof. The opinion expressed is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which such opinion is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinion expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the position set forth below will be sustained by a court, if contested.
          Based on the foregoing, it is our opinion that the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences” in the Registration Statement represents the opinions of Bradley & Riley PC as to the material U.S. federal income tax consequences applicable to the UFC stockholders with respect to the Merger and to the Group stockholders with respect to the Conversion.
          The opinion expressed in this letter is limited to the U.S. federal income tax matters specifically addressed herein, and we have not addressed herein any state, local or foreign tax or any other consequences of the Reorganization.
          This opinion is furnished to you solely for its use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Reorganization. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

BRADLEY & RILEY PC

/s/ Bradley & Riley PC

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